Exhibit 10.4

EXECUTION VERSION

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of February 7, 2020, is hereby entered into by and between Vertiv Holding Co, a Delaware corporation formerly known as GS Acquisition Holdings Corp (the “Corporate Taxpayer”), and VPE Holdings, LLC, a Delaware limited liability company (the “Stockholder” and, together with the Corporate Taxpayer and the Stockholder, collectively, the “Parties”).

RECITALS

WHEREAS, the Stockholder is the historic owner of Vertiv Holdings, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, on December 10, 2019, the Corporate Taxpayer (as GS Acquisition Holdings Corp, a Delaware corporation), Crew Merger Sub I LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Corporate Taxpayer (“First Merger Sub”), Crew Merger Sub II LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Corporate Taxpayer (“Second Merger Sub”), the Stockholder and the Company entered into the certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which First Merger Sub will merge with and into the Company, the separate corporate existence of First Merger Sub will cease (the “First Merger”) and, as part of an integrated transaction, immediately following the First Merger, the Company will merge with and into Second Merger Sub, the separate corporate existence of the Company will cease and Second Merger Sub as the surviving company will continue as a wholly-owned subsidiary of the Corporate Taxpayer;

WHEREAS, the acquisition of the Company by Vertiv JV Holdings, LLC, a Delaware limited liability company formerly known as Cortes NP JV Holdings, LLC, and the parent entity of Stockholder, pursuant to the certain transaction agreement, dated July 29, 2016, as well as historical acquisition activities of the Group Companies, including without limitation pursuant to that certain asset purchase agreement dated January 19, 2018 to which the Company’s subsidiaries Vertiv Corporation (formerly known as Liebert Corporation), Vertiv Tech Co., Ltd. and Chloride Group Ltd are party, resulted in an increase to the tax basis of certain intangible assets of the Company (together, the “Additional Basis Recovery”, as defined below);

WHEREAS, the Company is entitled to the use of that certain Tax credit for increasing research activities (the “R&D Credit”, as defined below);

WHEREAS, the payment by the Group Companies of certain expenses in connection with the Transactions will generate certain income tax deductions for the Group Companies (the “Seller Expense Deductions”, as defined below);

WHEREAS, the income, gain, loss, deduction and other Tax items of the Corporate Taxpayer and its Subsidiaries (as defined below) may be affected by the Additional Basis Recovery and the R&D Credit and the Seller Expense Deductions (collectively, the “Tax Assets”); and

WHEREAS, the Parties desire to make certain arrangements with respect to the effect of the Tax Assets on the actual liability for Taxes of the Corporate Taxpayer;

NOW, THEREFORE, in consideration of the foregoing premises and the respective covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1    Definitions. As used in this Agreement, the terms set forth in this ARTICLE I have the following meanings.

“Additional Basis Recovery” means any (a) amortization deductions for Tax purposes attributable to the increase in tax basis of the Applicable Assets of the Group Companies resulting from or associated with the Historical Transactions (including to the extent attributable to capitalized organizational costs, capitalized transaction costs, or capitalized debt issuance costs, and, for the avoidance of doubt, any tax basis of assets described in clause (ii) of the definition of Applicable Asset attributable to such increase in tax basis) and (b) without duplication, any reduction of items of gain or income or increase in items of loss or deductions attributable to such increase in tax basis of amortizable assets, as specifically set forth on Annex B.

“Advisory Firm” means any accounting firm or any law firm that, in either case, is nationally recognized as being expert in tax matters.

“Affiliate” means, with respect to any specified Person, (a) any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, and (b) a Member of the Immediate Family of such specified Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” has the meaning set forth in the Preamble.

“Amended Schedule” has the meaning set forth in Section 2.2(b).

“Applicable Asset” means (i) any intangible asset that is amortizable under Section 197, or other provision, of the Code that was held by a Group Company for U.S. federal income tax purposes immediately after an applicable Historical Transaction and any covenant entered into in connection with an applicable Historical Transaction that is amortizable under Section 197, or other provision, of the Code and (ii) any asset that is “substituted basis property” as defined in the Code with respect to any asset described in clause (i) (or any other asset described in this clause (ii)); provided, that Applicable Asset does not include any asset or portion thereof as to which there was a Divestiture or that is “substituted basis property” with respect to any asset (or portion thereof) as to which there was a Divestiture, in each case, beginning on the effective date of the Divestiture.

“Assumed State and Local Tax Rate” means, with respect to any Taxable Year, the sum of the effective rates of tax imposed on the aggregate net income of the Corporate Taxpayer in each state or local jurisdiction in which the Corporate Taxpayer files Tax Returns for such Taxable Year, with the effective rate in any state or local jurisdiction being equal to the product of: (i) the apportionment factor on the income or franchise Tax Return filed by the Corporate Taxpayer in such jurisdiction for such Taxable Year, and (ii) the maximum applicable corporate tax rate in effect in such jurisdiction in such Taxable Year.

“Board” means the Board of Directors of the Corporate Taxpayer.

“Breach” has the meaning set forth in Section 4.1(b).

“Business Day” means any day, other than Saturday, Sunday or any other day on which banks located in the State of New York are authorized or required to close.

“Change in Control” shall be deemed to have occurred upon:

(a)    the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporate Taxpayer’s assets (determined on a consolidated basis) to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than to (i) any Subsidiary of the Corporate Taxpayer or (ii) an entity if the Voting Securities of the Corporate Taxpayer outstanding immediately prior thereto represent at least 50.1% of the total voting power represented by the Voting Securities of such entity outstanding immediately after such sale, lease or transfer; provided, that, for clarity and notwithstanding anything to the contrary, neither the approval of nor consummation of a transaction treated for U.S. federal income tax purposes as a liquidation into the Corporate Taxpayer of its Subsidiaries or merger of such entities into one another will constitute a “Change in Control”;

(b)    the merger, reorganization or consolidation of the Corporate Taxpayer with any other person, other than a merger, reorganization or consolidation which would result in the Voting Securities of the Corporate Taxpayer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50.1% of the total voting power represented by the Voting Securities of the Corporate Taxpayer or such surviving entity outstanding immediately after such merger or consolidation;

(c)    the liquidation or dissolution of the Corporate Taxpayer other than a liquidation or dissolution which substantially all of the Corporate Taxpayer’s assets (determined on a consolidated basis) are transferred to an entity if the Voting Securities of the Corporate Taxpayer outstanding immediately prior thereto represent at least 50.1% of the total voting power represented by the Voting Securities of such entity outstanding immediately after such liquidation or dissolution; or

(d)    the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporate Taxpayer or (ii) a corporation or other entity owned, directly or indirectly, owned by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock of the Corporate Taxpayer) of more than 50.1% of the aggregate voting power of the Voting Securities of the Corporate Taxpayer other than an acquisition by an entity if the Voting Securities of the Corporate Taxpayer outstanding immediately prior thereto represent at least 50.1% of the total voting power represented by the Voting Securities of such entity outstanding immediately after such acquisition.

provided; however, that no action or actions which would otherwise constitute a Change of Control shall be treated as causing a Change of Control if such action or actions were caused by the acquisition, directly or indirectly, by the Stockholder or any of its affiliates of Voting Securities of the Corporate Taxpayer in any transaction not otherwise contemplated by the Merger Agreement.

“Closing Date” means the date on which the closing of the transactions contemplated by the Merger Agreement occur.

“Code” means the Internal Revenue Code of 1986, as amended and any successor U.S. federal income tax law. References to a section of the Code include any successor provision of Law.

“Company” has the meaning set forth in the Recitals.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract or otherwise.

“Corporate Taxpayer” has the meaning set forth in the Preamble.

“Corporate Taxpayer Group” means any of the Corporate Taxpayer and its Subsidiaries.

“Corporate Taxpayer Return” means the U.S. federal, state or local Tax Return, as applicable, of the Corporate Taxpayer or any Subsidiary of the Corporate Taxpayer (and any Tax Return filed for a consolidated, affiliated, combined or unitary group of which the Corporate Taxpayer or any Subsidiary of the Corporate Taxpayer is a member) filed with respect to Taxes for any Taxable Year.

“Cumulative Net Realized Tax Benefit” means, for a Taxable Year, the cumulative amount of Realized Tax Benefits for all Taxable Years or portions thereof, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year or portion thereof shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination. If a Cumulative Net Realized Tax Benefit is being calculated with respect to a portion of a Taxable Year, then calculations of the Cumulative Net Realized Tax Benefit (including determinations relating to Additional Basis Recovery to the extent applicable) shall be made as if there were an interim closing of the books and the Taxable Year had closed on the relevant date.

“Default Rate” means LIBOR plus 500 basis points.

“Deferral Period” has the meaning set forth in Section 3.2.

“Deferred Payments” has the meaning set forth in Section 3.2.

“Determination” has the meaning ascribed to such term in Section 1313(a) of the Code or similar provisions of state and local Tax Law, as applicable, or any other event (including the execution of Internal Revenue Service Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Divestiture” means any sale, disposition or transfer of all or a portion of a direct or indirect interest in an Applicable Asset if (i) after and as a result of such sale, disposition or transfer, the full amount of Additional Basis Recovery has not been recovered and is not recoverable by the Corporate Taxpayer or its Subsidiaries in respect of such Applicable Asset or portion thereof (or a successor asset) through amortization or otherwise for U.S. federal income tax purposes, or (ii) some or all of the gain or loss is not recognized with respect to such sale, disposition or transfer pursuant to a non-recognition provision of the Code and such sale, disposition or transfer is to an entity that is not a wholly owned Subsidiary and that is not part of the Corporate Taxpayer’s U.S. federal consolidated tax group (provided that, in the case of any such entity that is a partnership, a Divestiture shall not be deemed to occur with respect to any portion of such Applicable Asset in respect of which the Corporate Taxpayer or its Subsidiaries can continue to recover the Additional Basis Recovery in respect of such Applicable Asset through amortization for U.S. federal income tax purposes), in each case, other than any such sale, disposition or transfer that constitutes a Change in Control.

“Divestiture Acceleration Payment” has the meaning set forth in Section 4.3(c).

“Early Termination Date” means (i) subject to clause (ii), the date of an Early Termination Notice for purposes of determining the Early Termination Payment and (ii) in the event of a Divestiture the effective date of such Divestiture.

“Early Termination Effective Date” has the meaning set forth in Section 4.2.

“Early Termination Notice” has the meaning set forth in Section 4.2.

“Early Termination Payment” has the meaning set forth in Section 4.3(b).

“Early Termination Rate” means LIBOR plus 500 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.2.

“Effective Time” has the meaning given to such term in the Merger Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expert” has the meaning set forth in Section 7.9.

“Final Year” has the meaning set forth in Section 3.1(c).

“First Merger” has the meaning set forth in the Recitals.

“First Merger Sub” has the meaning set forth in the Recitals.

“First Seller Expense Deduction Payment Date” has the meaning set forth in Section 3.2.

“Fourth Tax Year” means the fourth Taxable Year ending after the Closing Date (but in no event ending after December 31, 2023).

“Governmental Entity” means any court, tribunal, arbitrator, authority, agency, commission, legislative body or official of the United States or any state, or similar governing entity, in the United States or in a foreign jurisdiction.

“Group Company” and “Group Companies” have the respective meanings given to such terms in the Merger Agreement.

“Historical Transactions” means any and all of the acquisition transactions effected by a Group Company prior to the date of this Agreement.

“Hypothetical Tax Liability” means with respect to any Taxable Year, the liability for Taxes for such Taxable Year or portion thereof of the Corporate Taxpayer and its Subsidiaries (including for the sake of clarity the Company and its Subsidiaries), calculated using the same methods, elections, conventions and similar practices used in calculating the actual liability for Taxes of the Corporate Taxpayer and its Subsidiaries on the relevant Corporate Taxpayer Return, but (i) without taking into account any Tax Assets and (ii) for purposes of determining the liability for state and local Taxes for a Taxable Year (which, for the avoidance of doubt, shall be deducted to the fullest extent permitted under applicable law in determining the liability for U.S. federal income Taxes for a Taxable Year), the combined tax rate for state and local Taxes shall be the Assumed State and Local Tax Rate for such Taxable Year. If a Hypothetical Tax Liability is being calculated with respect to a portion of a Taxable Year, then calculations of the Hypothetical Tax Liability shall be made as if there were an interim closing of the books of the Corporate Taxpayer and its Subsidiaries and the Taxable Year had closed on the relevant date.

“Interest Amount” has the meaning set forth in Section 3.1(b)(iii).

“IRS” means the Internal Revenue Service.

“Law” means any statute, law (including common law), code, treaty, ordinance, rule or regulation of any Governmental Entity.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Reuters Screen page “LIBOR01” (or if such screen shall cease to be publicly available, as reported by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such period; provided, that if LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars, then the parties will meet and confer reasonably and in good faith to agree upon a replacement interest rate, and its method of application, to replace LIBOR for all purposes under this Agreement, and in connection therewith, the parties hereto shall amend this Agreement in such a manner as may be necessary or appropriate.

“Merger Agreement” has the meaning set forth in the Recitals.

“Maximum Rate” has the meaning set forth in Section 3.6.

“Member of the Immediate Family” means, with respect to any Person who is an individual, (a) each parent, spouse (but not including a former spouse or a spouse from whom such Person is legally separated) or child (including those adopted) of such individual and (b) each trust naming only one or more of the Persons listed in clause (a) above as beneficiaries.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b).

“Objection Notice” has the meaning set forth in Section 2.2(a).

“Parties” has the meaning set forth in the Preamble.

“Payment Date” with respect to any payment required hereunder is the date such payment is actually made.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, Governmental Entity or other entity.

“Pre-Closing Tax Period” means (i) each Tax period of a Group Company or the Group Companies that ends on or prior to the Closing Date (as defined in the Merger Agreement) and (ii) for any Tax period of a Group Company or the Group Companies that begins on or prior to the Closing Date and ends after the Closing Date, the portion of such Tax period than ends on the Closing Date.

“Present Value Payment” has the meaning set forth in Section 3.1(c).

“Post-Final Year Tax Assets Amount” has the meaning set forth in Section 3.1(c).

“R&D Credit” the amount of available and unused U.S. federal income tax credits for increasing research activities prior to the date of this Agreement (including carryforwards of such credits) to which the Company is entitled pursuant to Section 41 of the Code and any corresponding state or local Tax credits, as specifically set forth on Annex B.

“Realized Tax Benefit” means, for a Taxable Year (or portion thereof) beginning after the Closing Date, the excess, if any, of the Hypothetical Tax Liability for such Taxable Year (or portion thereof) over the actual liability for Taxes of the Corporate Taxpayer and its Subsidiaries for such Taxable Year (or portion thereof). If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination. If an “actual liability” for Taxes is being calculated with respect to a portion of a Taxable Year, then calculations of such actual liability (including determinations relating to the Tax Assets to the extent applicable) shall be made as if there were an interim closing of the books of the relevant entity and its Subsidiaries and the Taxable Year had closed on the relevant date.

“Realized Tax Detriment” means, for a Taxable Year (or portion thereof) beginning after the Closing Date, the excess, if any, of the actual liability for Taxes of the Corporate Taxpayer and its Subsidiaries for such Taxable Year (or portion thereof), over the Hypothetical Tax Liability for such Taxable Year (or portion thereof). If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination. If an “actual liability” for Taxes is being calculated with respect to a portion of a Taxable Year, then calculations of such actual liability (including determinations relating to the Tax Assets to the extent applicable) shall be made as if there were an interim closing of the books of the relevant entity and its Subsidiaries and the Taxable Year had closed on the relevant date.

“Realized Tax Benefit or Detriment” has the meaning set forth in Section 2.1(a).

“Reconciliation Dispute” has the meaning set forth in Section 7.9.

“Reconciliation Procedures” has the meaning set forth in Section 2.2(a).

“Schedule” means any of the following: (i) a Tax Benefit Schedule or (ii) the Early Termination Schedule, and, in each case, any amendments thereto.

“Second Merger Sub” has the meaning set forth in the Recitals.

“Seller Expense Deductions” means income Tax deductions of the Group Companies resulting from (i) the payment of any Company Transaction Costs (as defined in the Merger Agreement) and (ii) the repayment of any Indebtedness (as defined in the Merger Agreement) in connection with the Transactions (including, for the avoidance of doubt, any resulting breakage costs and the acceleration of any original issue discount payments, underwriting fees and expenses and sponsor transaction fees), to the extent included in the Closing Indebtedness Amount (as defined in the Merger Agreement), in the case of each of (i) and (ii), to the extent resulting from the expenditures specifically set forth on Annex C (the amounts of such expenditures subject to amendment by Stockholder at Closing provided such amendments are supported by reasonable documentation) and solely to the extent deductible under applicable Tax Law.

“Seller Expense Deduction Amount” has the meaning set forth in Section 3.1(b).

“Seller Expense Deduction Deferral Period” has the meaning set forth in Section 3.2.

“Senior Obligations” has the meaning set forth in Section 5.1.

“Stockholder” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than twenty-five percent (25%) of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Assets” has the meaning set forth in the Recitals.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b).

“Tax Benefit Schedule” has the meaning set forth in Section 2.1(a).

“Tax Return” means any return, declaration, election, report or similar statement filed or required to be filed with a Taxing Authority with respect to Taxes (including any attached schedules), including any information return, claim for refund, declaration of estimated Tax, and amendments of any of the foregoing.

“Taxable Year” means a “taxable year” (as defined in Section 441(b) of the Code (or comparable provisions of state or local Tax Law)) of the Corporate Taxpayer or any Subsidiary thereof, ending after the date hereof.

“Tax” and “Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Payment” means a Tax Benefit Payment (including any Deferred Payment), an Early Termination Payment and any Divestiture Acceleration Payment.

“Transactions” means the transactions contemplated by the Merger Agreement, including the Mergers (as defined therein).

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (a) in each Taxable Year ending after such Early Termination Date, the Corporate Taxpayer and its Subsidiaries will have taxable income sufficient to fully utilize (i) the deductions described in clause (a) of the definition of Additional Basis Recovery arising during such Taxable Year or future Taxable Years in which such deductions would become available, (ii) the R&D Credit in the manner set forth in Annex B, and (iii) the Seller Expense Deductions available during such Taxable Year or future Taxable Years in which such deductions would become available, (b) the U.S. federal income tax rates and state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other

Law as in effect on the Early Termination Date (but taking into account for the applicable Taxable Years adjustments to the tax rates that have been enacted as of the Early Termination Date with a delayed effective date and, in the case of state and local taxes, using the applicable Assumed State and Local Tax Rate) and (c) any loss carryovers generated by deductions described in clause (a) of the definition of Additional Basis Recovery, and any Seller Expense Deductions, that are available as of the Early Termination Date will be used by the Corporate Taxpayer on a pro rata basis beginning in the Taxable Year including the Early Termination Date and ending in the Taxable Year that includes the fifteenth anniversary of the Historical Transaction, taking into account any and all applicable limitations, (d) to the extent that (A) an asset described in clause (i) of the definition of Applicable Asset is not held by the Corporate Taxpayer or a Subsidiary as of the Early Termination Date, and (B) a non-depreciable or non-amortizable asset described in clause (ii) of the definition of Applicable Asset that is received in exchange for the asset described in Clause (A) is held by the Corporate Taxpayer or a Subsidiary, any such non-depreciable or non-amortizable asset will be disposed of on the later of (i) the fifteenth anniversary of the Historical Transaction or (ii) the Early Termination Date, for an amount sufficient to fully utilize the tax basis with respect to such asset; provided, that in the event of a Change in Control which includes a taxable sale of such asset (including the sale of equity interests in a Subsidiary classified as a partnership or disregarded entity that directly or indirectly owns such asset), such asset shall be deemed disposed of at the time of the Change in Control, and (e) the Corporate Taxpayer will make a Tax Benefit Payment on the due date (without taking into account automatic extensions) for each Taxable Year for which a Tax Benefit Payment would be due.

“Voting Securities” means any securities of the Corporate Taxpayer which are entitled to vote generally in matters submitted for a vote of the Corporate Taxpayer’s stockholders or generally in the election of the Board.

1.2    Terms Generally. In this Agreement, unless otherwise specified or where the context otherwise requires:

(a)    the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b)    words importing any gender shall include other genders;

(c)    words importing the singular only shall include the plural and vice versa;

(d)    the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(e)    the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f)    unless otherwise indicated, references to “Annexes,” Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Annexes Articles, Exhibits, Sections or Schedules of or to this Agreement;

(g)    references to the “Corporate Taxpayer Group” are references to members of the Corporate Taxpayer Group individually and collectively;

(h)    references to any Person include the successors and permitted assigns of such Person;

(i)    the use of the words “or,” “either” and “any” shall not be exclusive;

(j)    wherever a conflict exists between this Agreement and any other agreement between the Parties, this Agreement shall control but solely to the extent of such conflict;

(k)    references to “$” or “dollars” means the lawful currency of the United States of America;

(l)    references to any agreement, contract or schedule, unless otherwise stated, are to such agreement, contract or schedule as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof;

(m)    references to any law, statute, regulation or other government rule is to it as amended, consolidated, replaced, supplemented or interpreted from time to time and, as applicable, is to corresponding provisions of successor laws, statutes regulations or other government rules;

(n)    capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement; and

(o)    the Parties have participated collectively in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, it is the intention of the Parties that this Agreement shall be construed as if drafted collectively by the Parties, and that no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

2.1    Tax Benefit Schedule.

(a)    Tax Benefit Schedule. Within forty-five (45) calendar days after the due date (taking into account valid extensions) of the U.S. federal income Tax Return of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment (collectively, a “Realized Tax Benefit or Detriment”), the Corporate Taxpayer shall provide to the Stockholder a schedule showing in reasonable detail the calculation of the Realized Tax Benefit or Detriment for such Taxable Year, the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year and any Tax Benefit Payment due in respect of such Taxable Year (a “Tax Benefit Schedule”). The Tax Benefit Schedule provided by the Corporate Taxpayer will become final as provided in Section 2.2(a) and shall be subject to amendment as provided in Section 2.2(b).

(b)    Applicable Principles. The Realized Tax Benefit or Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of the Corporate Taxpayer and its Subsidiaries for such Taxable Year (or portion thereof) attributable to the Tax Assets determined using a “with and without” methodology. For the avoidance of doubt, (i) the actual liability for Taxes of the Corporate Taxpayer and its Subsidiaries will take into account any items attributable to the Tax Assets (and any carryovers and carrybacks attributable thereto) and, for the avoidance of doubt, such Tax Assets (including carryovers and carrybacks attributable thereto) shall be taken into account by the Corporate Taxpayer and its Subsidiaries after taking into account the Tax assets and attributes available for use in the applicable Taxable Year (including, without limitation, any deductions, credits, carryovers and carrybacks or other similar Tax assets and attributes) to the extent such Tax assets and attributes were generated by the businesses and assets held by the Group Companies as of the Effective Time (for the avoidance of doubt, any Tax assets and attributes (including, without limitation, any deductions, credits, carryovers and carrybacks or other similar Tax assets and attributes) attributable to businesses or assets acquired after the Effective Time shall be taken into account by the Corporate Taxpayer and its Subsidiaries only after taking into account the Tax Assets (including carryovers and carrybacks attributable thereto)) and (ii) the Hypothetical Tax Liability shall not take into account any Tax Assets (including any carryovers and carrybacks attributable thereto). Carryovers or carrybacks of any Tax item attributable to the Tax Assets shall be considered to be subject to the rules and limitations of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local Tax Law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. (For the avoidance of doubt, any Tax Asset not used in a Taxable Year of the Corporate Taxpayer shall be carried over or carried back, and if carried over, used by the Corporate Taxpayer in each subsequent Taxable Year to the extent permitted by the rules and limitations of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local Tax Law, as applicable.)

2.2    Procedure; Amendments.

(a)    Procedure. Every time the Corporate Taxpayer delivers to the Stockholder an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.2(b), including any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also allow the Stockholder, upon request, reasonable access, at the Stockholder’s sole cost, to the appropriate representatives, as reasonably determined by the Corporate Taxpayer, of the Corporate Taxpayer and the Advisory Firm that prepared the relevant Corporate Taxpayer Returns and Schedule in connection with a review of such Schedule. Without limiting the application of the preceding sentence, the Corporate Taxpayer shall, upon reasonable request, deliver to the Stockholder work papers providing reasonable detail regarding the computations reflected in such Schedule. An applicable Schedule or amendment thereto shall, subject to the final sentence of this Section 2.2(a), become final and binding on the Stockholder thirty (30) calendar days from the first date on which the Corporate Taxpayer sent the Stockholder the applicable Schedule or amendment thereto unless (i) the Stockholder within thirty (30) calendar days after the date the Corporate Taxpayer sent such Schedule or amendment thereto provides the Corporate Taxpayer with written notice of a material objection to such Schedule made in good faith and setting forth in reasonable detail the Stockholder’s material objection along with a letter from an Advisory Firm supporting such objection, if such objection relates to the application of Tax Law (an “Objection Notice”) or (ii) the Stockholder provides a written waiver of the right to provide any Objection Notice with respect to such Schedule or amendment thereto within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the Stockholder are unable to resolve the issues raised in such Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Objection Notice (or such longer period as they may agree in writing), the Corporate Taxpayer and the Stockholder shall employ the reconciliation procedures described in Section 7.9 (the “Reconciliation Procedures”).

(b)    Amended Schedule. The applicable Schedule for any Taxable Year shall be amended from time to time by the Corporate Taxpayer or at the request of the Stockholder (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified after the date the Schedule was provided to the Stockholder, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year or (v) to reflect a change in the Realized Tax Benefit or Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule, an “Amended Schedule”).

2.3    Consistency with Tax Returns. Notwithstanding anything to the contrary herein, all calculations and determinations hereunder (other than, where the context does not permit, the Hypothetical Tax Liability), including the Tax Assets, the Schedules, and the determination of the Realized Tax Benefit or Detriment, shall be made in accordance with any elections, methodologies or positions taken on the relevant Corporate Taxpayer Returns.

ARTICLE III

TAX BENEFIT PAYMENTS

3.1    Payments.

(a)    Payments. Except (i) with respect to any Present Value Payment (as defined below) described in Section 3.1(c), (ii) with respect to any Deferred Payments (as defined below) described in Section 3.2 or (iii) as provided in Section 5.3, within five (5) Business Days after a Tax Benefit Schedule with respect to a Taxable Year delivered to the Stockholder pursuant to this Agreement becomes final in accordance with ARTICLE II, the Corporate Taxpayer shall pay or cause to be paid to the Stockholder the Tax Benefit Payment (if any) determined pursuant to Section 3.1(b). Such Tax Benefit Payment shall be made, at the sole discretion of the Corporate Taxpayer, by wire or Automated Clearing House transfer of immediately available funds to the bank account previously designated by the Stockholder to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and the Stockholder.

(b)    Certain Definitions.

(i)    A “Tax Benefit Payment” means an amount (which shall not be less than zero) equal to the sum of the Net Tax Benefit and the Interest Amount.

(ii)    Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 65% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year (or portion thereof) over the total amount of Tax Benefit Payments previously made under Section 3.1(a).

(iii)    The “Interest Amount” for a Taxable Year (or portion thereof) shall equal interest on the Net Tax Benefit with respect to such Taxable Year (or portion thereof) calculated at the Agreed Rate compounded annually from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporate Taxpayer for such Taxable Year until the Payment Date; provided, that notwithstanding anything to the contrary contained in this Agreement, (i) the Interest Amount with respect to any Deferred Payment shall be calculated at the Agreed Rate compounded annually accruing from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporate Taxpayer for the Fourth Tax Year and no interest of any kind shall be payable with respect to any Deferred Payments for any portion of the Deferral Period and (ii) the Interest Amount with respect to any payment, or portion thereof, relating to Seller Expense Deductions (each a “Seller Expense Deduction Amount”) shall be calculated at the Agreed Rate compounded annually accruing from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporate Taxpayer for the Fourth Tax Year and no interest of any kind shall be payable with respect to any Seller Expense Deduction Amount for any portion of the Seller Expense Deduction Deferral Period.

(c)    Final Year. In the event there are any Tax Assets remaining, the Corporate Taxpayer shall include with the Tax Benefit Schedule for the Taxable Year of the Corporate Taxpayer that includes the twelfth (12th) anniversary of the Closing Date (the “Final Year”) a written statement in reasonable detail summarizing the Tax Assets that will remain outstanding after such Final Year and the dollar amount thereof (the “Post-Final Year Tax Assets Amount”). Such additional information shall be considered a Schedule under this Agreement. The Corporate Taxpayer shall pay to the Stockholder, concurrently with the applicable Payment Date for the Tax Benefit Payment for such Final Year (or if there is no such Tax Benefit Payment, within five (5) Business Days after such Schedule becomes final in accordance with ARTICLE II), an amount equal to (the “Present Value Payment”): the sum of (i) the net present value, discounted at the Early Termination Rate as of the Payment Date therefor, of the result of 65% of Post-Final Year Tax Assets Amount, plus (ii) interest on the amount described in the immediately preceding clause (i) calculated at the Agreed Rate compounded annually from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporate Taxpayer for the Final Year until the Payment Date for the Present Value Payment. The Present Value Payment shall be made, at the sole discretion of the Corporate Taxpayer, by wire or Automated Clearing House transfer of immediately available funds to a bank account or accounts designated by the Stockholder or as otherwise agreed by the Corporate Taxpayer and the Stockholder. The computation of the Present Value Payment shall be subject to the Reconciliation Procedures.

3.2    Deferred Payments. Notwithstanding anything to the contrary contained in this Agreement, the Corporate Taxpayer shall have no obligation to make any Tax Benefit Payments to the extent arising out of the Additional Basis Recovery or the R&D Credit under this Agreement until the Payment Date applicable to the third Taxable Year after the Closing Date (but in no event including any Taxable Year beginning after December 31, 2022) (the “Deferral Period”). The amount of any Cumulative Net Realized Tax Benefit relating to any portion of the Deferral Period, together with any Interest Amount relating thereto as determined under Section 3.1(b), shall be paid to the Stockholder ratably over the nine (9) Taxable Year period starting with the Fourth Tax Year (any such payment, a “Deferred Payment”). Notwithstanding anything to the contrary contained in this Agreement, the Corporate Taxpayer shall have no obligation to make any Tax Benefit Payments to the extent arising out of the Seller Expense Deductions under this Agreement until the Payment Date applicable to the Fourth Tax Year (the “First Seller Expense Deduction Payment Date” with all Taxable Years (or portions thereof) prior to the First Seller Expense Deduction Payment Date the “Seller Expense Deduction Deferral Period”). The Tax Benefit Payments attributable to the Seller Expense Deductions, together with any Interest Amount relating thereto as determined under Section 3.1(b), shall be paid to the Stockholder ratably over the three (3) Taxable Year period following the end of the Seller Expense Deduction Deferral Period. Notwithstanding anything to the contrary contained in this Agreement, the Seller Expense Deductions shall be deemed to have created a Realized Tax Benefit during the Seller Expense Deduction Deferral Period, and Corporate Taxpayer shall make Tax Benefit payments attributable to the Seller Expense Deductions, together with any Interest Amount relating thereto as determined under Section 3.1(b), ratably over the three (3) Taxable Year period following the end of the Seller Expense Deduction Deferral Period.

3.3    Duplicative Payments. It is intended that the provisions of this Agreement will not result in a duplicative payment of any amount required under this Agreement. It is also intended that the provisions of this Agreement, subject to ARTICLE IV, will result in an amount equal to 65% of the Cumulative Net Realized Tax Benefit as of any determination date having been paid to the Stockholder pursuant to this Agreement, plus interest as provided herein; provided, that, for the avoidance of doubt, and subject to Section 3.4, the foregoing shall not be construed as creating a clawback obligation in the event that more than 65% of the Cumulative Net Realized Tax Benefit has been paid to the Stockholders as a result of a subsequent reduction in the Cumulative Net Realized Tax Benefit pursuant to a Determination or otherwise. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

3.4    Excess Payments. In the event that an Amended Schedule reflects a decrease in the Realized Tax Benefit (including, without limitation, by reason of net operating loss carryovers or carrybacks) and payments have previously been made based on the higher Realized Tax Benefit reflected in any prior Schedule (any such excess, an “Excess Payment”), future Tax Benefit Payments to the Shareholder, if any, to be made under this Agreement shall be reduced by the amount of the Excess Payment until such Excess Payment has effectively been repaid.

3.5    Stock and Stockholder of the Corporate Taxpayer. TRA Payments and any other payments hereunder are not conditioned on the Stockholder holding any stock of the Corporate Taxpayer (or any successor thereto) or any other Person.

3.6    Interest Amount Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable Agreed Rate or Default Rate shall exceed the maximum lawful interest rate that may be contracted for, charged, taken, received or reserved in accordance with applicable Law (the “Maximum Rate”), the Agreed Rate and Default Rate (as applicable) shall be limited to the Maximum Rate; provided, that any amounts unpaid as a result of such limitation (other than with respect to an Early Termination Payment) shall be paid (together with interest calculated at the Agreed Rate or the Default Rate (as applicable) with respect to the period such amounts remained unpaid) on subsequent payment dates to the extent not exceeding the legal limitation.

3.7    Payment Limitations. The Corporate Taxpayer and the Stockholder hereby acknowledge and agree that, as of the date of this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, unless the Stockholder notifies the Corporate Taxpayer otherwise, the stated maximum selling price (within the meaning of Treasury Regulations section 15A.453-1(c)(2)) with respect to the transactions contemplated by the Merger Agreement shall not exceed 120% of the amount of the Final Merger Consideration (as defined in the Merger Agreement) received in connection with such transactions (which Final Merger Consideration, for the avoidance of doubt, shall include the amount of any cash and the fair market value of any Parent Class A Stock received in such transactions and shall exclude the fair market value of any Tax Benefit Payments) and the amount of the Final Merger Consideration received in connection with such transactions and the aggregate Tax Benefit Payments to the Stockholder in respect of such transactions (other than amounts accounted for as interest under the Code) shall not exceed such stated maximum selling price.

3.8    Day Count Convention. All computations using the Agreed Rate, Default Rate or Early Termination Rate shall use the “Actual/360” day count convention.

ARTICLE IV

TERMINATION

4.1    Early Termination, Change in Control and Breach of Agreement.

(a)    The Corporate Taxpayer may, following the third anniversary of this Agreement and with the prior written consent of a majority of the disinterested members of the Board, terminate this Agreement with respect to all amounts payable to the Stockholder (including, for the avoidance of doubt, any transferee pursuant to Section 7.5(a)) at any time by paying or causing to be paid to the Stockholder an Early Termination Payment; provided, that this Agreement shall terminate only upon the payment in full of such Early Termination Payment to the Stockholder; provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of an Early Termination Payment to the Stockholder the Corporate Taxpayer shall not have any further payment obligations in respect of the Stockholder under this Agreement, other than for any Tax Benefit Payment (i) agreed to by the Corporate Taxpayer and the Stockholder as due and payable but unpaid as of the Early Termination Date, (ii) that is the subject of an Objection Notice, which will be payable in accordance with resolution of the issues identified in such Objection Notice pursuant to this Agreement, and (iii) due for the Taxable Year ending with or including the Early Termination Date (except to the extent that the amounts described in clauses (i), (ii) or (iii) above are included in the calculation of the Early Termination Payment).

(b)    In the event of a Change in Control or in the event that the Corporate Taxpayer materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due pursuant to the terms of this Agreement, failure to honor any other material obligation required hereunder or by operation of Law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise (any such event, a “Breach”), then all obligations hereunder shall be accelerated, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change in Control or breach, as applicable, to the Stockholder and shall include, but not be limited to, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such Change in Control or breach (and the Corporate Taxpayer shall provide the Stockholder with an Early Termination Schedule, which shall become final in accordance with the procedures set forth in Section 4.2), (ii) any Tax Benefit Payment agreed to by the Corporate Taxpayer and the Stockholder as due and payable but unpaid as of the date of such Change in Control or breach, as applicable (iii) any Tax Benefit Payment that is the subject of an Objection Notice, which will be payable in accordance with resolution of the issues identified in such Objection Notice pursuant to this Agreement and (iv) any Tax Benefit Payment due for the Taxable Year ending with or including the date of such Change in Control or breach, as applicable (except to the extent that the amounts described in clauses (ii), (iii) and (iv) above are included in the calculation of the amount described in clause (i) above). Notwithstanding the foregoing, (A) in the event of a Change in Control, the Stockholder may waive the acceleration of payments hereunder pursuant to this Section 4.1(b), in which case for each Taxable Year ending on or after the date of the Change in Control, all TRA Payments shall be calculated by applying clauses (a) and (c) of the definition of “Valuation Assumptions,” substituting in each case the term “the date of the Change in Control” for “the Early Termination Date”, and (B) in the event that the Corporate Taxpayer materially breaches this Agreement, the Stockholder shall be entitled to elect to receive the amounts set forth in clauses (i), (ii), (iii) and (iv) above or to seek specific performance of the terms hereof. The Parties agree that it will not be considered to be a material breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within forty-five (45) calendar days of the date such payment is due (for the avoidance of doubt, taking into account Sections 3.3, 5.2 and 5.3).

(c)    Divestiture Acceleration Payment. In the event of a Divestiture, the Corporate Taxpayer shall pay to the Stockholder the Divestiture Acceleration Payment in respect of such Divestiture, which shall be calculated utilizing the Valuation Assumptions, as adjusted pursuant to Section 4.3(c).

4.2    Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1, the Corporate Taxpayer shall deliver to the Stockholder, notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment. The Early Termination Schedule will become final and binding with respect to the Stockholder thirty

(30) calendar days from the first date on which the Corporate Taxpayer sent the Stockholder such Early Termination Schedule unless (a) the Stockholder within thirty (30) calendar days after the date the Corporate Taxpayer sent such Schedule or amendment thereto provides the Corporate Taxpayer with an Objection Notice with respect to such Early Termination Schedule or (b) the Stockholder provides a written waiver of the right to provide any Objection Notice with respect to such Schedule or amendment thereto within the period described in clause (a) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the Stockholder, for any reason, are unable to resolve the issues raised in such Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Objection Notice, the Corporate Taxpayer and the Stockholder shall employ the Reconciliation Procedures. The date on which every Early Termination Schedule under this Agreement becomes final with respect to the Stockholder in accordance with this Section 4.2 shall be the “Early Termination Effective Date”.

4.3    Payment upon Early Termination.

(a)    Within five (5) Business Days after the Early Termination Effective Date or the effective date of the applicable Divestiture, as applicable, the Corporate Taxpayer shall pay or cause to be paid to the Stockholder an amount equal to the Early Termination Payment or Divestiture Acceleration Payment, as applicable. Such payment shall be made, at the sole discretion of the Corporate Taxpayer, by wire or Automated Clearing House transfer of immediately available funds to a bank account or accounts designated by the Stockholder or as otherwise agreed by the Corporate Taxpayer and the Stockholder.

(b)    An “Early Termination Payment” shall equal the net present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments that would be required to be paid by the Corporate Taxpayer to the Stockholder under Sections 3.1 and 3.2 beginning from the Early Termination Date assuming that the Valuation Assumptions are applied.

(c)    A “Divestiture Acceleration Payment” shall equal the net present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments resulting solely from the Tax Assets (or portion thereof) that are the subject of the Divestiture (or, without duplication, any other portion of such Tax Asset to the extent that the Additional Basis Recovery attributable thereto is not recoverable for U.S. federal income tax purposes after the applicable Divestiture) that would be required to be paid by the Corporate Taxpayer to the Stockholder under Sections 3.1 or 3.2 beginning from the Early Termination Date assuming the Valuation Assumptions are applied. The computation of the Divestiture Acceleration Payment shall be subject to the Reconciliation Procedures. For the avoidance of doubt, with respect to any Tax Year of the Corporate Taxpayer, no Divestiture Acceleration Payment shall become due and payable in respect of any amount to the extent such amount has been or will be taken into account in any other payment from the Corporate Taxpayer to the Stockholder under this Agreement during such Tax Year.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

5.1    Subordination. Notwithstanding any other provision of this Agreement to the contrary, any TRA Payment (or portion thereof) required to be made under this Agreement shall rank subordinate and junior in right of payment to any principal, interest (including interest which accrues after the commencement of any case or proceeding in bankruptcy, or the reorganization of the Corporate Taxpayer or any Subsidiary thereof), fees, premiums, charges, expenses, attorneys’ fees or other obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer (and its wholly-owned Subsidiaries, if applicable) (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of Corporate Taxpayer (and its wholly-owned Subsidiaries, as applicable) that are not Senior Obligations.

5.2    Late Payments by the Corporate Taxpayer. The amount of all or any portion of any TRA Payment not made to the Stockholders when due under the terms of this Agreement (taking into account any deferral under Sections 3.2 or 5.3) shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such TRA Payment was due and payable.

5.3    Payment Deferral.

(a)    Notwithstanding anything to the contrary provided herein, to the extent that, at the time any TRA Payment becomes due and payable hereunder, (i) the Corporate Taxpayer Group is not permitted, pursuant to the terms of any outstanding or committed indebtedness for borrowed money to make such TRA Payment (not including an Early Termination Payment, other than one in connection with a Change in Control or Breach), or if, after making such TRA Payment, the Corporate Taxpayer Group would be in breach or default under the terms of any such indebtedness, or (ii) (A) the Corporate Taxpayer does not have the cash on hand to make such TRA Payment, and (B) the Corporate Taxpayer is not able to obtain cash from the Corporate Taxpayer Group to fund such TRA Payment because (1) the Corporate Taxpayer Group is not permitted, pursuant to the terms of any such indebtedness, to make tax distributions or similar payments to the Corporate Taxpayer to allow it to make such TRA Payment, or if, after making such TRA Payment, the Corporate Taxpayer Group would be in breach or default under the terms of any such indebtedness, or (2) the applicable members of the Corporate Taxpayer Group do not have the cash on hand to make the payment described in clause (1) above, then, in each case, upon prior notice to the Stockholder, the Corporate Taxpayer shall be permitted to defer such TRA Payment until the condition described in clauses (i) or (ii) above is no longer applicable.

(b)    If the Corporate Taxpayer defers any TRA Payment (or portion thereof) pursuant to Section 5.3(a), such deferred amount shall accrue interest at the Agreed Rate, from the date that such amounts originally became due and owing pursuant to the terms hereof to the Payment Date, compounded annually, and such deferred amounts shall not be treated as late payments or as a breach of any obligation under this Agreement, provided that, for the avoidance of doubt, if Section 5.2 becomes applicable because the conditions described in clauses (i) and (ii) in Section 5.3(a) are no longer applicable and such TRA Payment (or portion thereof) still has not been paid to the Stockholder, then Section 5.2, and not this Section 5.3(b), shall apply for the period commencing on the date on which such conditions are no longer applicable. Notwithstanding the foregoing, if any TRA Payment (or portion thereof) is deferred pursuant to the terms of Section 5.3(a) for a period of twelve (12) consecutive months, such deferred amount shall thereupon accrue interest at the Default Rate from and after the last day of such 12-month period.

ARTICLE VI

CERTAIN COVENANTS

6.1    Participation in the Corporate Taxpayer’s Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and its Subsidiaries, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the Stockholder of, and keep the Stockholder reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and its Subsidiaries by a Taxing Authority the outcome of which is reasonably expected to materially affect the rights and obligations of the Stockholder under this Agreement, and shall provide to the Stockholder reasonable opportunity to provide information and other input to the Corporate Taxpayer and its respective advisors concerning the conduct of any such portion of such audit.

6.2    Consistency. The Corporate Taxpayer and the Stockholder agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes, all Tax-related items (including the use and existence of any Tax Assets and each Tax Benefit Payment) in a manner consistent with that specified by the Corporate Taxpayer in any Schedule provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by Law based on written advice of an Advisory Firm.

6.3    Future Indebtedness. If the Corporate Taxpayer or any member of the Corporate Taxpayer Group incurs any indebtedness after the date hereof, the Corporate Taxpayer shall, and shall cause each other member of the Corporate Taxpayer Group to, use commercially reasonable efforts to ensure that such indebtedness does not prohibit, at any time in which no default or event of default thereunder has occurred and is continuing: (a) in the case of the Corporate Taxpayer, TRA Payments to be made in full when due, and (b) in the case of any other member of the Corporate Taxpayer Group, payments to be made directly or indirectly to the Corporate Taxpayer to enable the Corporate Taxpayer to make TRA Payments in full when due on terms and conditions at least as favorable to the Corporate Taxpayer as those as are then market (in the good faith determination of the Corporate Taxpayer) for indebtedness of such type. The Stockholder may, in its sole discretion, waive the requirements of this Section 6.3 in whole or in part.

6.4    Cooperation. The Stockholder shall (a) furnish to the Corporate Taxpayer in a timely manner any such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself (and its Affiliates, employees, representatives and other agents) available to the Corporate Taxpayer (and its Affiliates, employees, representatives and other agents) to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter.

ARTICLE VII

MISCELLANEOUS

7.1    Notices. Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to the Corporate Taxpayer, to:

Vertiv Holdings Co
1050 Dearborn Drive
Columbus, OH 43085
Attention: Colin Flannery, its General Counsel
Email: colin.flannery@vertiv.com

with a required copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Howard L. Ellin
C. Michael Chitwood
Email: howard.ellin@skadden.com
michael.chitwood@skadden.com

If to the Stockholder, to:

c/o VPE Holdings, LLC
360 North Crescent Drive, South Bldg.
Beverly Hills, CA 90210
Attention: Mary Ann Sigler, its President
Email: msigler@platinumequity.com

with a required copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius, LLP
600 Anton Blvd, 18th Floor
Costa Mesa, CA 92626
Attention: James W. Loss
Todd A. Hentges
Fax: 714.830.0700
Email: jim.loss@morganlewis.com
todd.hentges@morganlewis.com

Any Party may change its address, fax number or e-mail by giving the other Party written notice of its new address or fax number in the manner set forth above.

7.2    Counterparts. This Agreement may be executed in counterparts, and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart of such document signed by the other Parties. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile or electronically transmitted signatures.

7.3    Entire Agreement; Third Party Beneficiaries. This Agreement, together with the Merger Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.4    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

7.5    Successors; Assignment; Amendments; Waivers.

(a)    The Stockholder is freely permitted to transfer any of its rights under this Agreement (in whole or in part) without the prior written consent of the Corporate Taxpayer or any other Person upon execution and delivery by the transferee of a joinder to this Agreement executed by the transferee, in form and substance substantially similar to Annex A to this Agreement, in which the transferee agrees to become a “Stockholder” for all purposes of this Agreement, except as otherwise provided in such joinder. Unless otherwise indicated, references to the Stockholder in this Agreement include any transferee of the Stockholder that becomes a Stockholder pursuant to this Section 7.5(a) and, in the event there are multiple Stockholders, all references to “Stockholder” shall be deemed to be references to the applicable Stockholders.

(b)    No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporate Taxpayer and the Stockholder. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c)    All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place (except to the extent expressly provided by this Agreement).

7.6    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.7    Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

7.8    Consent to Jurisdiction; Waiver of Jury Trial. Each Party irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (unless the Federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware, or the Court of Chancery of the State of Delaware does not have jurisdiction, in which case the Superior Court of the State of Delaware) for the purposes of any legal proceeding arising out of this Agreement, and agrees to commence any such legal proceeding only in such courts. Each Party further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth herein shall be effective service of process for any such legal proceeding. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any legal proceeding out of this Agreement in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such legal proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING OR COUNTERCLAIM (WHETHER AT LAW, IN EQUITY, BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

7.9    Reconciliation. In the event that the Corporate Taxpayer and the Stockholder are unable to resolve a disagreement with respect to the matters governed by ARTICLE II or ARTICLE IV within the relevant period designated in this Agreement (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to such Parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and (unless the Corporate Taxpayer and the Stockholder agree otherwise) the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the Stockholder or their Affiliates or other actual or potential conflict of interest. If the Parties are unable to agree on an Expert within fifteen (15) calendar days of the end of the thirty (30) calendar-day period set forth in Sections 2.2 or 4.2, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or, in each case, as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. If the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement), the undisputed amount shall be paid on the date prescribed by this Agreement, subject to adjustment upon resolution. For the avoidance of doubt, this Section 7.9 shall not restrict the ability of the Corporate Taxpayer or its Affiliates to determine when or whether to file or amend any Tax Return. The costs and expenses relating to the engagement of such Expert or amending any Tax Return in connection with any Reconciliation Dispute shall be borne equally by the Corporate Taxpayer and the Stockholder. To the extent applicable, the Corporate Taxpayer may withhold payments under this Agreement to collect amounts due under the preceding sentence. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and the Stockholder and may be entered and enforced in any court having jurisdiction.

7.10    Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold or cause to be deducted and withheld from any payment payable pursuant to this Agreement such amounts required to be deducted and withheld with respect to the making of such payment under the Code or any other applicable tax Law. If any such withholding is so required in connection with any such payments, the Corporate Taxpayer shall provide written notice to Stockholder of the amounts to be deducted and withheld no later than five (5) Business Days prior to such payment. Each Party shall expend commercially reasonable efforts to (a) avail itself of any available exemptions from, or any refunds, credits or other recovery of, any such Tax deductions and withholdings and shall cooperate with the other Parties in providing any information and documentation (including an Internal Revenue Service Form W-9 or other applicable Form) that may be necessary to obtain such exemptions, refunds, credits or other recovery and (b) minimize the amount of any such Tax deductions and withholdings. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

7.11    Corporate Taxpayer Group Matters. The provisions of this Agreement shall be applied with respect to the Corporate Taxpayer Group as it may exist from time to time; and TRA Payments, Net Tax Benefit, Cumulative Net Realized Tax Benefit, Realized Tax Benefit or Detriment and other applicable items hereunder shall be computed with reference to the consolidated (or combined or unitary, where applicable) taxable income, gain, loss, deduction and attributes of the Corporate Taxpayer Group as a whole.

7.12    Confidentiality. The Stockholder (and each of its assignees, if any) acknowledges and agrees that the information of the Corporate Taxpayer is confidential and agrees to keep and retain in the strictest confidence and not disclose to any Person any confidential matters acquired pursuant to this Agreement of the Corporate Taxpayer and its Affiliates and successors, learned by the Stockholder heretofore or hereafter, except (i) in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, (ii) as required by Law, legal process, or the rules of any stock exchange, (iii) to enforce the terms of this Agreement, or defend any litigation to which Stockholder is a party or (iv) to any acquirer or potential acquirer of the Stockholder’s rights or obligations, in whole or in part, under this Agreement or the Merger Agreement (provided such acquirer agrees to keep such information confidential). This Section 7.12 shall not apply to (a) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the Stockholder in violation of this Agreement) or is generally known to the business community, (b) any information independently determined by the Stockholder or provided to the Stockholder by a third party on a non-confidential basis and (c) the disclosure of information to the extent necessary for the Stockholder to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority, to provide customary reporting to its direct and indirect members and investors, or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns. Notwithstanding anything to the contrary herein or in any other agreement, the Stockholder (and each of its assignees, if any) (and each employee, representative or other agent of the Stockholder (or any of its assignees, as applicable)) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure and any related tax strategies of or relating to the Corporate Taxpayer and its Affiliates, the Stockholder (or its assignee), and any of their transactions or agreements, and all materials of any kind (including opinions or other tax analyses) that are provided to the Stockholder (or its assignee) relating to such tax treatment and tax structure and any related tax strategies.

If the Stockholder commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer and its Affiliates shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or its Affiliates and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

7.13    Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in Law, the Stockholder reasonably believes that the existence of this Agreement could have material adverse tax consequences to the Stockholder (or its direct or indirect owners), then at the election of such Stockholder and the receipt by the

Stockholder of the written consent of the Corporate Taxpayer (such consent not to be unreasonably withheld, conditioned or delayed) and to the extent specified by the Stockholder, this Agreement shall cease to have further effect with respect to the Stockholder.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

CORPORATE TAXPAYER:

VERTIV HOLDING CO

By:	/s/ Rob Johnson
Name:	Rob Johnson
Title:	Chief Executive Officer

STOCKHOLDER:

VPE HOLDINGS, LLC

By:	/s/ Mary Ann Sigler
Name:	Mary Ann Sigler
Title:	President

[Signature Page to Tax Receivable Agreement]

ANNEX A

Form of Joinder to the Tax Receivable Agreement

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), dated as of [●], by and between Vertiv Holding Co, a Delaware corporation (the “Corporate Taxpayer”), and [●] (the “Permitted Transferee”).

WHEREAS, on [●], the Permitted Transferee acquired (the “Acquisition”) from [●] (the “Transferor”) the right to receive any and all payments that may become due and payable to the Transferor under the Tax Receivable Agreement (as defined below); and

WHEREAS, the Transferor, in connection with the Acquisition, has required the Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.5 of the Tax Receivable Agreement, dated as of February 7, 2020, by and between the Corporate Taxpayer, the Stockholder (as defined therein) (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Permitted Transferee hereby agrees as follows:

Section 1.1. Definitions. To the extent capitalized words used in this Joinder are not defined n this Joinder, such words have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.2. Joinder. The Permitted Transferee hereby acknowledges and agrees to become a “Stockholder” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement.

Section 1.3. Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to the Permitted Transferee shall be delivered or sent to the Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Section 1.4. Governing Law. This Joinder shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first above written.

CORPORATE TAXPAYER:

VERTIV HOLDING CO

By:
Name:
Title:

PERMITTED TRANSFEREE:

[●]

By:
Name:
Title:

[Signature Page to Joinder to Tax Receivable Agreement]